EXHIBIT 99.2

TRANSCRIPT

12 - 22 - 2023

The Worthington Steel Company

Q2 2024 Earnings Call

TOTAL PAGES: 13

The Worthington Steel Company Q2 2024 Earnings Call

CORPORATE SPEAKERS:

Melissa Dykstra

The Worthington Steel Company; Corporate Communications & Investor Relations

Geoff Gilmore

The Worthington Steel Company; President & Chief Executive Officer

Jeff Klingler

The Worthington Steel Company; Executive Vice President & Chief Operating Officer

Tim Adams

The Worthington Steel Company; Vice President & Chief Financial Officer

PARTICIPANTS:

Martin Englert

Seaport Research Partners; Analyst

John Tumazos

John Tumazos Very Independent Research; Analyst

PRESENTATION:

Operator^ Good morning, and welcome to The Worthington Steel Second Quarter Fiscal 2024 Earnings Conference Call. This conference is being recorded at the request of Worthington Steel. If anyone objects, you may disconnect at this time.

I’d now like to introduce Melissa Dykstra, Corporate Communications and Investor Relations Officer. Ms. Dykstra, you may begin.

Melissa Dykstra^ Good morning, everyone, and welcome to Worthington Steel’s second quarter fiscal 2024 earnings call and our first earnings call as a standalone company.

On our call today, we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer; Jeff Klingler, Executive Vice President and Chief Operating Officer; and Tim Adams, Vice President and Chief Financial Officer.

Before we get started, I’d like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested.

We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measures, which adjusts for certain items included in our GAAP results and which are presented on a standalone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today’s call is being recorded and a replay will be made available on our website at worthingtonsteel.com.

The Worthington Steel Company Q2 2024 Earnings Call

At this time, I’ll turn it over to Geoff Gilmore.

Geoff Gilmore^ Thank you, Melissa. Good morning, everyone, and welcome to the first earnings call for Worthington Steel. As you know, December 1 marked our legal separation from Worthington Industries and our first day of trading as a standalone company. Wednesday, we held our first board meeting and solidified our plans for the remainder of fiscal year 2024 and into fiscal year 2025. I am confident in our experienced leadership team guided by our highly-qualified board as we begin our journey as Worthington Steel. I look forward to working with our Executive Chair, John Blystone; Lead Independent Director, George Stoe; and the rest of our board.

I’d like to thank our employees across the organization for the work they’ve done to get us to this exciting time in our history. Our teams continue to prove they're outstanding and dedicated to supporting our customers, suppliers, shareholders, and each other every day at Worthington Steel. I’m proud to say I've seen examples throughout the company reflecting how we continue to use our philosophy and golden rule principles and The Worthington Business System of transformation, innovation and acquisitions to drive growth and shareholder value.

Overall, we are feeling positive as we enter our first full quarter as a standalone company. We are focused on continuing to serve our customers and well positioned to capitalize on key end market trends, including the decarbonization of transportation, the transition to renewable energy and modernization of our infrastructure.

Now, I’ll turn it over to COO, Jeff Klingler, for a look at our operational highlights.

Jeff Klingler^ Thanks, Geoff, and good morning. First, I would like to thank our employees for their ongoing commitment to safety. Our teams continuously work on ways to systematically reduce injuries using data analytics, ergonomic measurement tools, and best practice sharing. Our facility leaders are involved in our efforts daily. Their focus and accountability is motivating our teams to double down on their own commitment.

Our philosophy guides our daily work and our focus on keeping people safe. Further, we believe and have seen evidence that a safe environment is a more productive environment. Worthington Steel employees have a similar focus on quality, guided by our continuous improvement program, which you will hear us reference often as the transformation. We continue to improve in this area as well. We are always aiming to exceed the expectations set by our customers and the goals we set for ourselves.

Results from this effort have led to one of our best performance periods for quality in the past several years. A highlight of the second quarter for us was the acquisition of the Nagold, Germany facility from Voestalpine, which establishes an electrical steel footprint in Europe for Worthington Steel. This is an important next step in our global strategy to capitalize on the growing industrial and EV motor markets.

I’d like to commend the employees at the Nagold facility for what they’ve built there and welcome them to The Worthington Steel family. We have teams on the ground working with our employees to begin to integrate our businesses.

The Worthington Steel Company Q2 2024 Earnings Call

Recently, we announced the expansion of our electrical steel facility in Mexico. Work is underway at the site as we reengineer our existing production area and add more capacity. This includes a significant expansion of our focused factory, which produces highly engineered traction motor lamination cores for electric vehicles. This expansion will create our largest global production site for motor and transformer laminations. We are targeting a startup near the end of calendar year 2024.

Our expansion in Canada to support the growing demand for large transformers remains on time and on budget. We have placed orders for the long lead time equipment and expect to begin production near the end of calendar 2025.

Our commercial and operation teams continue to look for new ways to improve, partner with our customers, and provide the best quality of service, all while maintaining inventory control and ensuring the safety of all. I am proud of what our team continues to accomplish.

I’ll now hand things over to Chief Financial Officer, Tim Adams.

Tim Adams^ Thanks, Jeff. I would also like to thank our employees for staying focused on serving our customers during the second quarter. Our results reflect the hard work put in by all of you.

As a reminder, the quarterly and six-month results are prepared on a carve-out basis, which will differ from the segment results reported by Worthington Enterprises. On a carve-out basis, we are reporting a loss of $6 million or $0.12 per share in the second quarter as compared with a $15.8 million loss or $0.32* per share in the prior year quarter.

There were several unique items that impacted our quarterly results, including the following. First, we incurred pretax separation expenses of $14.9 million or $0.23 per share, as compared with $8 million or $0.12 per share in the prior year quarter. Additionally, the prior year included a restructuring gain of approximately $0.04 per share related to the divestiture of the historical WSP joint venture’s remaining operating facility. Excluding these items, we generated earnings of $0.11 per share in the current quarter compared to a loss of $0.24* per share in the prior year quarter. In addition, in the current quarter, we had estimated pretax inventory holding losses of $34.8 million or $0.53* per share compared to estimated pretax inventory holding losses of $53.1 million or $0.81* per share in the prior year quarter, a favorable swing of $18.3 million or $0.28 per share.

In Q2, we reported adjusted EBIT of $6.6 million, which was up $21.5 million from the adjusted EBIT loss of $14.9 million in the prior year quarter. This is primarily due to higher gross profit offset by increased SG&A expense, largely wages and profit sharing.

Steel pricing reached a calendar-year low in October, and since that time the price of steel has increased $400 per ton to almost $1,100 per ton. We expect estimated inventory holding losses in Q2 will flip to inventory holding gains in Q3 and anticipate those gains will be slightly larger than the gains in our Q1 results.

Net sales in the quarter were $808 million, down 7% from the prior year quarter, primarily due to lower average selling prices, partially offset by higher direct volumes. During the quarter, the price of hot roll coil fell to approximately $660 per ton, its lowest level in calendar 2023, resulting in an 11% decrease in our average

The Worthington Steel Company Q2 2024 Earnings Call

direct selling prices. We shipped 969,000 tons during the quarter, which was up 2% compared with the prior year quarter.

Direct sale tons made up 56% of our mix compared to 55% in the prior year quarter. Toll tons were down 2% year-over-year, primarily due to the divestiture of the historical WSP joint venture’s remaining operating facility. Excluding the impact of the divestiture, toll tons were up 6% as compared with the prior year quarter, primarily due to increased tolling volumes with the mills.

Direct sale tons were up 4% over the prior year quarter despite the UAW strike at the Detroit Three, which began in mid-September and was not completely settled until early November. Our commercial team did a nice job of securing additional volumes in other markets to minimize any impact of the UAW action.

We increased shipments to the construction market, which were partially offset by decreases in shipments to the ag and heavy truck markets. On a year-over-year basis, our automotive shipments were actually flat.

Turning to cash flows in the balance sheet, cash flow from operations was $139.9 million and free cash flow was $121 million. During the quarter, we spent $18.9 million on capital expenditures, with a majority of that going towards the previously announced electrical steel expansions in Mexico and Canada.

As Jeff Klingler noted, we also acquired an electrical steel lamination facility in Nagold, Germany for approximately $21 million.

On a trailing 12-month basis, we have generated $261 million in free cash flow, and Wednesday, we announced a quarterly dividend of $0.16 per share payable on March 28, 2024 to shareholders of record March 14, 2024.

Regarding our balance sheet, our teams managed operating working capital very well during the quarter, delivering $127 million of cash from receivables, inventory, and accounts payable. During the quarter, we finalized a five-year, $550 million revolving credit facility. We borrowed on that credit facility on November 30 in anticipation of issuing a $150 million cash dividend to Worthington Enterprises on December 1 in connection with the separation.

In summary, Worthington Steel had an excellent second quarter and all of our teams performed at high levels. We navigated the UAW strike very well and continue to meet our customers’ needs as the Detroit OEMs return to normal build schedules. I’m proud of our teams for their dedication and for their continued commitment to safety.

At this point, I will turn it back to Geoff Gilmore.

Geoff Gilmore^ Thanks, Tim. As you heard, it’s an exciting time to be at Worthington Steel. We have defined strategy with a strong focus on organic growth, strategic M&A, and driving continuous improvement using our proven transformation process, and we already have taken action on that strategy.

The Worthington Steel Company Q2 2024 Earnings Call

We believe our expansions in Mexico and Canada, along with our acquisition in Nagold, Germany, will accelerate our growth in several key markets. Worthington Steel is truly a unique steel processor with highly technical, value-added products and services. We are a market-leading supplier to attractive end markets, and we are driving that strategy with a strong, experienced leadership team. We have the right team, the right strategy, and a laser-light focus on doing the right thing for our employees, customers, and shareholders.

Now we’ll open it up for questions.

Operator^ (Operator Instructions) Your first question comes from the line of Martin Englert of Seaport Research Partners. Your line is open.

Martin Englert^ Hello. Good morning, everyone.

Geoff Gilmore^ Hey, Martin.

Jeff Klingler^ Good morning.

Martin Englert^ For the quarter, any estimated volume impact from the strike? From your comments, it sounds like there was quite a bit of offset with your gaining volumes elsewhere, but maybe more specifically just on the automotive front.

Geoff Gilmore^ Yes. Martin, Geoff Gilmore here. Your assumption is correct. Fortunately, impact from the automotive strikes were relatively insignificant. I think there’s probably pull ahead in anticipation of the strike. Fortunately, a lot of the Tier 1s and 2s used that as an opportunity to catch up and get inventories right-sized at their facilities, so we continue to see orders there. And we also saw a pick up from some of our automotive customers that are not on strike.

But I think the most important thing we would like to highlight is just the great work of our analytics team and our commercial team. Because of that targeted approach that the union was taking with the strikes, we were able to quickly identify, obviously, which facilities were going on strike, more importantly, what vehicles are they producing and parts. Are we producing some of the steel going into those vehicles and parts? If we are, at what facility? And will there be holes in the order book?

So we were able to quickly do that with our analytics group, and then we were able to get our commercial team very focused on those facilities, where there was open capacity, and they did an excellent job going out to different customers and different markets and offsetting that loss volume.

Martin Englert^ Thank you for all the color there. It’s helpful. Question on the Voestalpine Automotive acquisition, how did the annual volumes look there and profitability?

Tim Adams^ Martin, it’s -- this is Tim. It’s a relatively small facility. What we’re trying to do is just get a footprint there, so it’s a -- the facility, it’s about 60,000 square feet and it’s got about 130 people, so it’s a relatively small facility. And we’ll be ramping up volumes there as we win business. We’ve been asked to be

The Worthington Steel Company Q2 2024 Earnings Call

in Europe for a long time. Tempel’s been asked for years to be there, so we’re just starting to go through the integration part of that, but we’ll let you know on volumes in the future.

Martin Englert^ Okay. Any comment on profitability for the business?

Tim Adams^ No. I would say it’s in electrical steel, so it’s a similar profitability to Tempel.

Martin Englert^ Okay. Within the release, there’s a steel supply agreement. $1 million was booked in the pro forma adjustment. Can you provide some more details on that agreement, such as duration? You know, is the margin variable, or is it something that’s fixed, and, you know, related volumes are on this annually?

Geoff Gilmore^ Yes. Martin, obviously we’ll have a multiyear agreement with Worthington Enterprises. We’re excited to continue supporting them as a customer of ours. You know, they will consistently be a top 10 customer to us.

As far as profitability, that’s not something that we would answer for any of our customers. And, you know, as everybody should know and understand, all those agreements are put in place at a -- at an arm’s length, but we’re certainly excited about supporting them.

Martin Englert^ Are you able to comment as a percentage of group sales, what they would have accounted for on a pro forma basis?

Geoff Gilmore^ You know, I don't know a percentage off the top of my head. I’d just would tell you I’d go back to, again, consistently they’ll be in our top 10 as far as volume shift.

Martin Englert^ Okay. Appreciate it. If I could one last one here. What’s your read on customer sentiment and their budget looking ahead to calendar 2024?

Jeff Klingler^ Hi, Martin. This is Jeff Klingler. Good morning. You know, I think from a high level, you know, our customers from the automotive standpoint, the -- you know, with the strike activities behind us, they are looking forward to production returning to more of a normalized level and increasing in 2024 by 6% to 7%.

In other markets, you know, we do expect construction to improve modestly on a year-over-year basis. And then, our other two major markets, heavy truck and ag, they're coming off several record years in a row. So, we do see a little bit of softness going into the year in both those sectors.

Martin Englert^ Okay, but in general, your largest end markets here expecting growth to some degree.

Geoff Gilmore^ That's right, Martin, as Jeff said, we're anticipating automotive up anywhere from 5% to 7%, which would put automotive build rates at 16.3 million. So obviously, would be a bright spot for us.

Martin Englert^ Okay, excellent. I appreciate all the comments, and congratulations on the separation.

Jeff Klingler^ Thank you very much.

The Worthington Steel Company Q2 2024 Earnings Call

Operator^ Your next question comes from the line of John Tumazos of John Tumazos Very Independent Research. Your line is open.

John Tumazos^ Congratulations. I feel like I'm 40 years younger, and it's the old Worthington.

Geoff Gilmore^ We're glad you're excited. Clearly, we are as well.

John Tumazos^ I want to try to understand the higher math of the balance sheet. So, the balance sheet is November 30. On December 1, that cash goes down $150 million. And the shareholders equity to controlling interest goes down $150 million is the offsetting item, but the debt doesn't change, right?

Tim Adams^ That is correct.

John Tumazos^ So with the gain in steel prices, and inventories and receivables going up in the next quarter, and maybe payables going up. In the February balance sheet, should we expect for example 40% larger inventories and receivables and 40% larger payables?

Tim Adams^ I don't know that I would peg it at 40%. But yes, you will see an increase in inventory receivables and payables. Just the opposite, as the price of steel runs up, that's just what happens, as you know.

John Tumazos^ So debt might be $150 million more on February 30, or something like that.

Tim Adams^ I don't know if it'll be $150 million more, but that will be up to fund those. Yes. I mean, that's the beauty of having an ABL. Right. It's -- it moves and gives you the ability as steel prices move up. Right, you -- you're just, relying on your revolver to fund us.

John Tumazos^ In terms of the balance sheet, I think the value of the Company is more than tangible net worth. And I'm going to ask a series of questions trying to flush out those values, some of those underlying values. How much of the $159.4 million goodwill and intangibles is temple steel?

Tim Adams^ I would say the vast majority of that is Tempel Steel.

John Tumazos^ So Tempel Steel is at least $100 million of the $159.4 million?

Tim Adams^ I would say that's accurate. I don't have the data in front of me but that seems about right.

John Tumazos^ How much would be Shiloh blanking?

Tim Adams^ Probably most of the rest of that. Most of the rest of the difference.

John Tumazos^ So anything else is insignificant, less than $5 million?

The Worthington Steel Company Q2 2024 Earnings Call

Tim Adams^ Again, I can't tell you the numbers. But all I can tell you is those are the most recent acquisitions. Those were the biggest acquisitions we've ever done. We did the Rome acquisition in 2015. We did the acquisition of the cold rolled strip assets from Gibraltar in 2010. So those will -- there will be some leftover goodwill from those items. But the two biggest ones we've done would be the Shiloh, and the Tempel acquisition. So those would represent the vast majority of what's in goodwill.

John Tumazos^ Those Rome and Gibraltar might have been near or below historic book value. They were not glamour businesses per se, right?

Tim Adams^ They were solid businesses.

John Tumazos^ They weren't sexy like Electrical Steel today.

Tim Adams^ You could say that, I suppose. That's one way to look at it.

Geoff Gilmore^ It seemed sexy back then.

Tim Adams^ And those are good businesses.

John Tumazos^ So I'm looking at the accumulated depreciation account of [687]. And the old Worthington spent about $700 million in CapEx '99, '96 to '99. So I think the biggest CapEx of history, and maybe $400 million was the Delta, Ohio, galvanizing line, which, from '96, to present, probably we'd be fully depreciated.

What do you think are the two or three biggest pieces of the accumulated depreciation account? I'm sure your Delta galvanizing lines a big part of your business. And if it's depreciated to zero, it's probably worth a lot more than zero.

Tim Adams^ It's not depreciated to zero, we're constantly refreshing that. So, it is not like you build it and you don't continue to upgrade it and expand capacity. So, we've done a number of projects at Delta, and Spartan and all of our facilities over the years to keep the -- we've said before, we want to keep our assets and market ready condition. So, because of the success of Delta, we're constantly looking -- constantly looking for ways to increase efficiency and spend capital to do that so we can get more capacity out of it.

John Tumazos^ I wasn't trying to say it was a dog shit asset, excuse me. How much (multiple speakers) --

Tim Adams^ No, no. Not all. We don't --

John Tumazos^ -- depreciation is Delta and Spartan?

Tim Adams^ That sounds a lot to circle back to you on. I don't know that number off the top of my head.

John Tumazos^ The reason I'm asking the question, I was thinking back to one of LTV’s emergence from bankruptcy, not to use that as a bad comparison. And in fresh start accounting, one of the adjustments they did

The Worthington Steel Company Q2 2024 Earnings Call

is they just added back the accumulated depreciation. So, I'm looking as though there's some value in that accumulated depreciation account, but I'm not sure. I don't think it's 100 cents on the dollar, but it's something.

So, I'm trying to reconcile between the tangible book value and the book value adding back accumulated depreciation. And that steel price rebound interim [to the] quarter [two] after November 30 books. I’m just trying to figure out if the tangible book value is $15 or the adjusted book value is $30. And where's the good value to buy the stock, Tim? That's all. Thank you very much.

Tim Adams^ Yes. You bet. Thank you.

Operator^ There are no further questions at this time. I will now turn the call over to Geoff Gilmore for some closing remarks.

Geoff Gilmore^ I just wanted to thank everybody for participating and showing interest in Worthington Steel. We’ll look forward to talking to you again in a few months and wish everybody a Merry Christmas. Thank you.

Operator^ This concludes today's conference call. You may now disconnect.

*Subsequent to the conference call on December 22, 2023 to discuss unaudited financial results, this item has been revised.

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